UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]Preliminary Proxy Statement

[ ]Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[ ]Definitive Additional Materials

[ ]Soliciting Material Under Rule 14a-12

Bellerophon Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[ ]Fee previously paid with preliminary materials.

[ ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 19, 2022

To Our Stockholders:

You are cordially invited to attend the 2022 annual meeting of stockholders of Bellerophon Therapeutics, Inc. to be held at 10:00 a.m. EST on Wednesday, June 1, 2022 at our principal executive offices located at 184 Liberty Corner Road, Suite 302, Warren, NJ 07059. As a result of the public health and travel risks and concerns due to COVID-19, we may announce alternative arrangements for the meeting, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting. If we take this step, we will announce any changes in advance in a press release available on our website, www.bellerophon.com, and filed as additional proxy materials, and as otherwise required by applicable state law.

Details regarding the annual meeting, the business to be conducted at the annual meeting, and information about Bellerophon Therapeutics, Inc. that you should consider when you vote your shares are described in this proxy statement.

At the annual meeting, two (2) persons will be elected to our Board of Directors. In addition, we will ask stockholders to consider the following proposals:

i.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
ii.	To approve by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 19, 2022, we will begin sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2022 annual meeting of stockholders and our 2021 annual report to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the annual meeting, whether or not you can attend.

Thank you for your continued support of Bellerophon Therapeutics, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

Peter Fernandes
Principal Executive Officer

April 19, 2022

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TIME:10:00 a.m. EST

DATE:Wednesday, June 1, 2022

PLACE:  184 Liberty Corner Road, Suite 302, Warren, NJ 07059*

PURPOSES:

1.	To elect two (2) directors to serve a three-year term expiring in 2025;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.	To approve by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement; and
4.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

*We currently intend to hold the annual meeting in person. However, as a result of the public health and travel concerns that our stockholders may have due to COVID-19, we may announce alternative arrangements for the meeting, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting. If we take this step, we will announce any changes in advance in a press release available on our website www.bellerophon.com, and filed as additional proxy materials, and as otherwise required by applicable state law.

WHO MAY VOTE:

You may vote if you were the record owner of Bellerophon Therapeutics, Inc. common stock at the close of business on April 7, 2022 (the "record date"). A list of stockholders of record will be available at the annual meeting and, during the ten days prior to the annual meeting, at our principal executive offices located at 184 Liberty Corner Road, Suite 302, Warren, NJ 07059.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote by following the instructions in the Notice of Internet Availability of Proxy Materials (the "Notice") and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. On or about April 19, 2022, we will begin sending to our stockholders the Notice containing instructions on how to access our proxy statement for our 2022 annual meeting of stockholders and our 2021 annual report to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. You may change or revoke your proxy at any time before it is voted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Nicholas Laccona
Principal Financial & Accounting Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2022

This proxy statement and our 2021 annual report to stockholders are available for viewing, printing and downloading at www.investorvote.com/BLPH. To view these materials, please have available your 15-digit control number(s) that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2021 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financial Info” section of the “Investors" section of our website at www.bellerophon.com. You may also obtain from us a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, by sending a written request to: Bellerophon Therapeutics, Inc., Attn: Investor Relations, 184 Liberty Corner Road, Suite 302, Warren, NJ, 07059. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors (the “Board”) of Bellerophon Therapeutics, Inc. (the “Company” or “Bellerophon”) is soliciting your proxy to vote at the 2022 annual meeting of stockholders to be held at our principal executive offices, 184 Liberty Corner Road, Suite 302, Warren, NJ, 07059, on Wednesday, June 1, 2022 at 10:00 a.m. EST and any adjournments or postponements of the meeting, which we refer to as “the annual meeting.” Bellerophon currently intends to hold the annual meeting in person. However, as a result of the public health and travel concerns that our stockholders may have due to COVID-19, we may announce alternative arrangements for the meeting, which may include switching to a virtual meeting format, or changing the time, date or location of the annual meeting. If we take this step, we will announce any changes in advance in a press release available on our website, www.bellerophon.com, and filed as additional proxy materials, and as otherwise required by applicable state law. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the annual meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, because you owned shares of Bellerophon’s common stock, par value $0.01 per share (the “common stock”) on the record date. The Company intends to commence distribution of the Notice on or about April 19, 2022.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the SEC, we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each stockholder. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or electronic copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice instructs you as to how you may access and review all of the proxy materials and submit your proxy on the Internet. If you request a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the proxy card, in addition to the other methods of voting described in this proxy statement.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 7, 2022, are entitled to vote at the annual meeting. On this record date, there were 9,545,451 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares of common stock represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or withheld for each nominee for director, whether your shares should be voted for one year, two years, three years or abstain with respect to the frequency of voting on the compensation of our named executive officers and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A. (“Computershare”), or if you have stock certificates registered in your name, you may vote:

●	By Internet or by telephone. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote by Internet or telephone.
●	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.
●	In person at the annual meeting. If you attend the annual meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the annual meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 1:00 a.m. Eastern Time on June 1, 2022.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board Recommend That I Vote on the Proposals?

The Board recommends that you vote as follows:

∗	“FOR” the election of the nominees for director;
∗	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
∗	“FOR” approval by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

●	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
●	by re-voting by Internet or by telephone as instructed above;

●	by notifying our Secretary in writing before the annual meeting that you have revoked your proxy; or
●	by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement).

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors

The nominees for director who receives the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for 2022, our Audit Committee of our Board will reconsider its selection.
Proposal 3: Approve an Advisory Vote on the Compensation of our Named Executive Officers

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Abstentions will be treated as votes against this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation committee and our board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Computershare and Nicholas Laccona, our Principal Financial and Accounting Officer and Secretary, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

What Happens if a Change to the Annual Meeting is Necessary Due to COVID-19?

We are sensitive to public health and travel risks and concerns related to COVID-19, and may announce alternative arrangements for the annual meeting, which may include switching to a virtual meeting format. If we take this step, we will announce the changes in advance by press release, posted on our website (www.bellerophon.com) and filed as additional proxy materials and as otherwise required by applicable state law. A meeting held solely by remote means will have no impact on stockholders’ ability to provide their proxy by using the internet or telephone or by completing, signing, dating and mailing their proxy card as discussed above. As always, we encourage you to vote your shares prior to the annual meeting.

Attending the Annual Meeting

The annual meeting will be held at 10:00 a.m. EST on Wednesday, June 1, 2022, at our principal executive offices, located at 184 Liberty Corner Road, Suite 302, Warren, NJ 07059. When you arrive at 184 Liberty Corner Road, Suite 302, Warren, NJ, 07059, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote. See “How Do I Vote?” above for more information.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us, by reducing the volume of duplicate information received at your household and helping to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare, by calling their toll free number, 1-800-736-3001.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another Bellerophon stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

●	If your Bellerophon shares of common stock are registered in your own name, please inform Computershare, our transfer agent, of your request by calling them at 1-800-736-3001 or writing them at P.O. Box 30170, College Station, TX, 77842.
●	If a broker or other nominee holds your Bellerophon shares of common stock, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

●	following the instructions provided on your Notice or proxy card; or
●	following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 7, 2022 by:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 7, 2022 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, to our knowledge, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information is not necessarily indicative of beneficial ownership for any other purpose.

The percentage ownership calculations for beneficial ownership are based on 9,545,541 shares of common stock outstanding as of April 7, 2022.

Except as otherwise set forth below, the address of each beneficial owner is c/o Bellerophon Therapeutics, Inc., 184 Liberty Corner Road, Suite 302, Warren, NJ 07059.

	Number of	Percentage
	Shares	of Shares
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned
5% Stockholders
Puissance Life Science Opportunities Fund VI (1)	1,763,077	18.5%
Executive Officers and Directors
Peter Fernandes (2)	37,794	*
Parag Shah (3)	31,073	*
Martin Dekker (4)	31,849	*
Naseem Amin (5)	331,538	3.4%
Scott Bruder (6)	16,384	*
Mary Ann Cloyd (7)	15,929	*
Ted Wang (8)	1,845,985	18.6%
Crispin Teufel (9)	11,259	*
Fabian Tenenbaum (10)	36,685	*
Assaf Korner	4,405	*
All executive officers and directors as a group (11 persons)	2,363,557	24.7%

∗	Less than one percent.
(1)	Based on information provided in a Schedule 13D/A filed by Puissance Capital Management LP (“Puissance Capital Management”) on April 21 2021, and information known to the Company. Beneficial ownership includes: 1,771,266 shares of common stock directly held by Puissance Life Science Opportunities Fund VI (“Puissance Fund VI”). Puissance Capital Fund (GP) LLC (“Puissance GP”) is the managing member of Puissance Fund VI.

Puissance Capital Management is the investment manager of Puissance Fund VI. Puissance Capital Management (GP) LLC (“Puissance Capital Management GP”) is the general partner of Puissance Capital Management (Puissance Fund VI, Puissance GP, Puissance Capital Management and Puissance Capital Management GP, collectively, the “Puissance Entities”). Ted Wang, a member of our Board, is the managing member of each of Puissance GP and Puissance Capital Management GP and is the Chief Executive Officer and Chief Investment Officer of Puissance. The number of shares of common stock beneficially owned excludes 1,238,486 shares of common stock issuable upon exercise of common stock purchase warrants. The terms of these warrants include blocker provisions that restrict exercise to the extent the securities beneficially owned by the warrant holder and its affiliates would represent beneficial ownership in excess of 4.99% of shares of our common stock outstanding immediately after giving effect to such exercise, subject to the holder’s option, on 61 days prior notice to us, to increase or decrease this beneficial ownership limitation not to exceed 9.99% of shares of our common stock. Each of Dr. Wang and the Puissance Entities disclaim beneficial ownership over the shares held by Puissance Fund VI, except to the extent of their pecuniary interest therein. The address of Dr. Wang and each of the Puissance Entities is 950 Third Avenue, 25th Floor, New York, NY 10022.
(2)	Includes 25,660 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2022.
(3)	Includes 24,034 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2022.
(4)	Includes 23,542 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2022.
(5)	Includes 78,047 shares of common stock issuable upon the exercise of warrants and 54,170 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2022.
(6)	Includes 15,138 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2022.
(7)	Includes 14,472 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2022.
(8)	Includes 1,771,266 shares of common stock directly held by Puissance Fund VI and 60,913 shares of common stock held by Mr. Wang. The number of shares of common stock beneficially owned excludes 1,238,486 shares of common stock issuable upon exercise of common stock purchase warrants. The terms of these warrants include blocker provisions that restrict exercise to the extent the securities beneficially owned by the warrant holder and its affiliates would represent beneficial ownership in excess of 4.99% of shares of our common stock outstanding immediately after giving effect to such exercise, subject to the holder’s option, on 61 days prior notice to us, to increase or decrease this beneficial ownership limitation not to exceed 9.99% of shares of our common stock. Also includes 13,806 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2022. Ted Wang, a member of our Board, is a Chief Executive Officer and Chief Investment Officer of Puissance Capital Management, L.P.
(9)	Includes 11,259 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 7, 2022.
(10)	Includes 9,523 shares of common stock issuable upon the exercise of warrants exercisable within 60 days after April 7, 2022.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our bylaws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board currently consists of five members, classified into three classes as follows: (1) Mary Ann Cloyd and Crispin Teufel constitute a class with a term ending at the 2022 annual meeting; (2) Scott Bruder, Naseem Amin and Ted Wang constitute a class with a term ending at the 2023 annual meeting and (3) no directors currently constitute a class with a term ending at the 2024 annual meeting.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position
Naseem Amin, M.D.	60	Chairman of the Board; Director
Scott P. Bruder, M.D., Ph.D.	60	Director
Mary Ann Cloyd	67	Director
Ted Wang	55	Director
Crispin Teufel	46	Director

Our Board has reviewed the materiality of any relationship that each of our directors has with Bellerophon Therapeutics, Inc., either directly or indirectly. Based upon this review, our Board has determined that the following members of the Board are “independent directors” as defined by The Nasdaq Stock Market: Mr. Teufel, Drs. Amin and Bruder and Ms. Cloyd.

Board Diversity Matrix (As of April 7, 2022)
Total Number of Directors
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender:
Directors	1	1	—	3
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian (other than South Asian)	—	—	—	—
South Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Persons with Disabilities	—
Did not Disclose Demographic Background	3

Naseem Amin has served as the Chairman of our Board since May 2021, and has served as a member of our Board since June 2015. Dr. Amin has served as the Chief Executive Officer at GMP-Orphan since June 2017 and has served as the Chairman of Arix Bioscience plc, a global venture capital company focused on investing in life sciences, since April 2020. Dr. Amin had served as the Chief Scientific Officer of Smith and Nephew Plc until 2014. Previously, Dr. Amin was Senior Vice President, Business Development at Biogen Idec from 2005 to 2009 and was with Genzyme Corporation from 1999 to 2005, most recently as Head, International Business Development and where he has also led the clinical development of five currently marketed therapeutic products. Dr. Amin began his career at Baxter Healthcare Corporation, where he served as Director, Medical Marketing and Portfolio Strategy, Renal Division. Dr. Amin is a Venture Partner at Advent Life Sciences, serves as an Advisory Board member for Imperial College, Department of Biomedical Engineering, and serves as Chairman of OPEN-London, a non-profit organization focused on encouraging and mentoring South Asians from Pakistan who are interested in starting entrepreneurial companies. Dr. Amin received his medical degree from the Royal Free School of Medicine, London, and an MBA from the Kellogg Graduate School of Management, Northwestern University. We believe that Dr. Amin is qualified to serve on our Board because of his broad industry experience in the Biotech and Medical Device industry.

Scott Bruder has served as a member of our Board since May 2015. Dr. Bruder currently leads the Bruder Consulting & Venture Group with a global team that provides scientific, clinical, regulatory and development strategy services to medical device, regenerative medicine and biotechnology companies, investment banks, venture partners and private equity firms. Since 2011, Dr. Bruder has been an adjunct Professor of Biomedical Engineering at Case Western Reserve University, following 13 years as adjunct faculty in the Department of Orthopedic Surgery. Dr. Bruder currently serves on the Board of Directors of Kuros Biosciences AG, a Swiss Exchange listed biotechnology company, where he leads the R&D Committee. Previously, he was the Chairman of the Board of Spinal Elements, a privately held, leading provider of innovative medical devices used during spinal surgical procedures. Dr. Bruder served as the Chief Medical and Scientific Officer of Stryker Corporation from 2012 until 2014, and was the Chief Science and Technology Officer for Becton, Dickinson and Company from 2007 until 2012. Previously, Dr. Bruder held a number of senior executive and scientific roles at Johnson & Johnson, Anika Therapeutics and Osiris Therapeutics. Dr. Bruder is a magna cum laude graduate from Brown University with a Sc.B. in Biology, and a graduate of Case Western Reserve University School of Medicine, where he simultaneously earned an M.D. and a Ph.D. in stem cell biology. We believe that Dr. Bruder is qualified to serve on our Board because of his experience in medical devices, biotechnology, life sciences, and biomedical engineering.

Mary Ann Cloyd has served as a member of our Board since February 2016. Since April 2018 she has served on the board of NCMIC Group, Inc., a mutual insurance and financial services company based in Des Moines, Iowa. Since May 2019 she has served on the board of Fresh Del Monte Produce, Inc., a producer and distributor of prepared fruit and vegetables, juices, beverages and snacks, since 2020 as a director of Ekso Bionics, Holdings, Inc., a publicly traded company focused on exoskeleton technology, and since March 2021 she has served on the board of Angel Pond Holdings Corporation. From 1990 to 2015, Ms. Cloyd was a partner at PricewaterhouseCoopers LLP (“PwC”), where she served multinational corporate clients in a variety of industries, including the biotechnology and pharmaceutical industries. She was the Leader of the PwC Center for Board Governance from 2012 to 2015. Ms. Cloyd has also served on both PwC’s Global and U.S. Boards. On the U.S. Board, she chaired the Risk Management, Ethics & Compliance Committee and the Partner Admissions Committee, and on the Global Board, she served on the Risk and Operations Committee and the Clients Committee. Ms. Cloyd previously served on the Board of Trustees of the PwC Charitable Foundation, Inc., and she previously served as President of the Foundation. Ms. Cloyd is also on the Board of the Geffen Playhouse, where she serves as Vice Chair, the Caltech Associates and the Advisory Board of the UCLA Iris Cantor Women’s Center. Ms. Cloyd earned a bachelor of business administration from Baylor University, summa cum laude. We believe that Ms. Cloyd is qualified to serve on our Board because of her experience in finance, senior management and corporate governance.

Dr. Ted Wang has served as a member of our Board since November 2017. Dr. Wang has served as the Chief Investment Officer of Puissance Capital Management LP, of which he was a founder, since January 2015. Prior to that, Dr. Wang was a Partner of Goldman, Sachs & Co. (“Goldman”), which he joined in 1996 and with which he served in many leadership positions, mostly recently as Co-Head of U.S. Equities Trading and Global Co-Head of One Delta Trading and a member of the Goldman Sachs Risk Committee. Prior to joining Goldman, Dr. Wang co-founded Xeotron Corp., a company specializing in DNA biochips in Texas. Dr. Wang serves on the board of Ekso Bionics Holdings, Inc., Viewray, Inc. and Tracon Pharmaceuticals, Inc. Dr. Wang holds a Ph.D. in Physics from the University of Minnesota, an

M.B.A. from the University of Texas, Austin, and a B.S. from Fudan University, China. We believe that Dr. Wang is qualified to serve on our Board because of his financial expertise and years of experience.

Crispin Teufel was appointed to our Board effective March 18, 2019. Since 2017, Mr. Teufel has served as the Chief Executive Officer of Lincare Holdings Inc., the leading national provider of respiratory services in the home, and as its Chief Financial Officer since 2013. Mr. Teufel serves on the board of directors of the German-American Chamber of Commerce and was elected as their chairman of the board in November 2020. Mr. Teufel holds an MBA in Economics from Ruhr University Bochum, Germany, is a Certified Public Accountant and is a German Tax Advisor under Germany’s Taxation and Ministry of Finance. We believe that Mr. Teufel is qualified to serve on our Board because of his managerial, financial and business experience.

There are no family relationships among any of our directors or executive officers.

Committees of the Board and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2021, there were four meetings of our Board, and the various committees of the Board met a total of five times. The Board took six actions by unanimous written consent during the fiscal year ended December 31, 2021. The various committees of the Board took five actions by unanimous written consent during the fiscal year ended December 31, 2021. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal 2021. The Board has adopted a policy under which each member of the Board makes every effort to but is not required to attend each annual meeting of our stockholders. Five directors attended our annual meeting of stockholders held in 2021.

Audit Committee. Our Audit Committee met four times during fiscal 2021 and took no actions by unanimous written consent. This committee currently has three members, Mary Ann Cloyd (Chairman), Naseem Amin and Crispin Teufel. Our audit committee assists our Board in its oversight of our accounting and financial reporting process and the audits of our financial statements. Our audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
●	overseeing our risk assessment and risk management policies;
●	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
●	meeting independently with our independent registered public accounting firm and management;
●	reviewing and approving or ratifying any related person transactions; and
●	preparing the audit committee report required by SEC rules.

Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. All audit and non-

audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by The Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Ms. Cloyd and Mr. Teufel are “audit committee financial experts,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.bellerophon.com.

Compensation Committee. Our Compensation Committee met once and took four actions by unanimous written consent during fiscal 2021. This committee currently has two members, Crispin Teufel (Chairman) and Scott Bruder. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our 2015 Equity Incentive Plan (as amended, the “2015 Plan”). The Compensation Committee is responsible for the determination of the compensation of our executive officers and shall conduct its decision making process with respect to that issue without the executive officers present. All members of the Compensation Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market.

The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation: review and approval of compensation for executive officers and directors during which the executive officers may not be present during his or her compensation deliberations and grant options and stock awards under equity-based plans with delegation to one or more executive officers of the power to grant options or stock awards to employees who are not directors or executive officers.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.bellerophon.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee met once during fiscal 2021 and has two members, Mary Ann Cloyd (Chairman) and Scott Bruder. The Nominating and Corporate Governance Committee’s role and responsibilities are set forth in the Nominating and Corporate Governance Committee’s written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, evaluating and making recommendations as to potential candidates, and evaluating current Board members’ performance. All members of the Nominating and Corporate Governance qualify as independent under the definition promulgated by The Nasdaq Stock Market.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement.

In addition, under our current corporate governance policies, the Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the Nominating and Corporate Governance Committee under our corporate governance policies, it should utilize the "Contact Us" feature on our website at www.bellerophon.com.

The Nominating and Corporate Governance Committee seeks to develop a board that reflects diverse backgrounds, experience, expertise, skill sets and viewpoints. We actively seek director candidates who bring diversity of age, gender, nationality, race, ethnicity and sexual orientation.

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on the Company’s website at www.bellerophon.com.

Board Leadership Structure and Role in Risk Oversight

Our current Board leadership structure separates the positions of Principal Executive Officer (“PEO”) and Chairman of the Board, although we do not have a corporate policy requiring that structure. The Board believes that this separation is appropriate for the organization at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our current PEO is primarily responsible for our operations, while our Board Chairman is primarily focused on matters pertaining to corporate governance and management oversight. While the Board believes that this is the most appropriate structure at this time, the Board retains the authority to change the Board structure if it deems such a change to be appropriate in the future.

The Chairman of the Board of Directors provides leadership to the Board and works with the Board to define its activities and the calendar for fulfillment of its responsibilities. The Chairman of the Board approves the meeting agendas after input from management, facilitates communication among members of the Board and presides at meetings of our Board and stockholders. Dr. Amin has served as our Chairman of the Board since May 2021. The Chairman of the Board, the Chairman of the Audit Committee, and the other members of the Board work in concert to provide oversight of our management and affairs. We believe that the leadership of the Chairman of the Board fosters a culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support our decision-making. Our Board encourages communication among its members and between management and the Board to facilitate productive working relationships. Working with the other members of the Board, the Chairman also works to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.

The Board is also responsible for oversight of our risk management practices. This oversight is conducted primarily through the Audit Committee of the Board whose responsibilities include overseeing our risk assessment and risk management policies. Due to the effective flow of information between the Board and senior management, identified risks can be effectively communicated and mitigated. Senior management takes an active role in day-to-day risk management.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 908-574-4770. However, any stockholders who wish to address questions regarding our business directly with the Board, or any individual director, should direct his or her questions using the “Contact Us” page of our website at www.bellerophon.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

●	junk mail and mass mailings;
●	resumes and other forms of job inquiries;
●	surveys; and
●	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth the name, age and position of each of our executive officers, who are also not directors, and key employees as of April 7, 2022.

Name	Age	Position
Peter Fernandes	67	Principal Executive Officer and Chief Regulatory, Safety & Quality Officer
Nicholas Laccona	33	Principal Financial & Accounting Officer and Secretary
Martin Dekker	49	Vice President of Engineering and Manufacturing
Parag Shah	45	Vice President of Business Operations

Peter Fernandes has served as our Principal Executive Officer since November 2021 and has served as our Chief Regulatory, Safety & Quality Officer since May 2015. Prior to joining us, Mr. Fernandes was Vice President of Global Regulatory Affairs at Ikaria Inc., from October 2012 to May 2015, and in this capacity also led our regulatory group since its inception in February 2014. Previously, he led Regulatory Affairs and Quality Assurance for OptiNose, Inc. from October 2010 to September 2012, was Vice President US Drug Regulatory Affairs Respiratory and US DRA Respiratory Franchise Head for Novartis Pharmaceuticals from November 2007 to October 2010. He has also served as the Head of US Development Site and Vice President of Regulatory Affairs and Quality Assurance at Altana Pharma, a subsidiary of Nycomed Inc., and led the US Respiratory and GI Drug Regulatory Affairs group at Boehringer Ingelheim. Mr. Fernandes has over 30 years of experience leading cross functional global development teams covering respiratory and cardiovascular diseases with successful US and global submissions and approvals obtained for a number of well-known drugs e.g., Flomax, Spiriva, Omnaris. Mr. Fernandes also serves as Co-Chair of the Pulmonary Vascular Research Institute (PVRI) Innovative Drug Development Initiative that is instrumental in developing novel regulatory endpoints and clinical trial design for Pulmonary Hypertension (PH) in collaboration with academia, industry and regulators. Mr. Fernandes has an M. Pharm. from the Grant Medical College and a B. Pharm. from the K.M. K College of Pharmacy, both at the University of Bombay in India.

Nicholas Laccona has served as our Principal Financial and Accounting Officer and Secretary since October 2021. Mr. Laccona previously served as the Controller of the Company since August 2020. Previously, Mr. Laccona served as Senior Manager, Audit at KPMG LLP from December 2014 through August 2020. Prior to that, Mr. Laccona served as an auditor with Sobel & Co., LLC. Mr. Laccona holds a Bachelor’s degree from the University of Maryland, College Park, is a Certified Public Accountant and is an active member of the America Institute of Certified Public Accountants.

Martin Dekker has served as our Vice President of Engineering and Manufacturing since January 2015. Prior to joining us, Mr. Dekker held several positions at Spacelabs Healthcare, a company that develops and manufactures medical devices, from November 1998 to January 2015, most recently as Director of Global Operations Engineering. During his time at Spacelabs Healthcare, Mr. Dekker led and co-designed new products, developed and launched transformative manufacturing technologies and championed cross-functional quality/engineering projects. He is a member of the Institute of Electrical and Electronic Engineers. Mr. Dekker received a B.S. in electronics from Noordelijke Hogeschool Leeuwarden, the Netherlands.

Parag Shah, Ph.D. has served as our Vice President of Business Operations since April 2016 with responsibilities for Project Management, Supply Distribution, Pre-Clinical and Business Development activities. Prior to joining Bellerophon, Dr. Shah was Principal Scientist at Pfizer from 2004 through 2010 where he was responsible for leading multiple parenteral and liquid formulation development teams. In addition, Dr. Shah was a member of multiple Limited Duration Teams including serving as Pfizer’s Team Lead for the Nanoparticle Network responsible for internal and external evaluation of nanoparticle technologies. Dr. Shah joined Ikaria as Parenteral Development Lead in 2010 and assumed additional responsibilities in 2012 as Director, Pharmaceutical Science, covering both Pharmaceutical Development and Clinical Supply Management. Dr. Shah received his Bachelor’s degree from Carnegie Mellon and his Ph.D. in Chemical Engineering from The University of Texas at Austin.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

This section describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers. Our compensation committee will review and approve the compensation of our executive officers and oversee our executive compensation programs and initiatives.

Summary Compensation Table

The following table sets forth information regarding compensation paid or accrued during the last two fiscal years ended December 31, 2021 and 2020 to Peter Fernandes, our Principal Executive Officer, Fabian Tenenbaum, our former Chief Executive Officer, and our two next most highly compensated executive officers during the fiscal year ended December 31, 2021, who were serving as executive officers as of such date. Our former Chief Financial Officer has also been included as his employment terminated during the fiscal year ended December 31, 2021, but would have been one of the two next most highly compensated executive officers had he been serving as an executive officer as of December 31, 2021.

				Stock	Option	All Other
Name and				Awards	Awards	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	($)(2)	Total ($)
Peter Fernandes	2021	329,600	131,840	—	—	17,400	478,840
Princpial Executive Officer and Chief Regulatory, Safety & Quality Officer	2020	331,254	128,000	—	—	17,100	476,354

Fabian Tenenbaum (3)	2021	418,437	—	—	—	86,725	505,162
Former Chief Executive Officer	2020	508,627	300,000	—	—	17,100	825,727

Parag Shah	2021	257,500	103,000	—	—	17,400	377,900
Vice President of Business Operations	2020	254,469	100,000	—	—	17,100	371,569

Martin Dekker	2021	257,500	103,000	—	—	17,400	377,900
Vice President of Engineering and Manufacturing	2020	254,781	100,000	—	—	17,100	371,881

Assaf Korner (4)	2021	203,508	—	—	—	42,023	245,531
Former Chief Financial Officer and Secretary	2020	279,729	110,000	—	—	16,750	406,479

(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of FASB ASC Topic 718. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, regarding assumptions underlying the valuation of equity awards.
(2)	Consists of amounts that we matched pursuant to our 401(k) plan and final payments for terminated employees for earned paid time off.
(3)	Fabian Tenenbaum served as our Chief Executive Officer from November 2016 until October 2021. The figures within this table related to 2021 compensation reflect the period in which Mr. Tenenbaum remained employed by us through his resignation date.
(4)	Assaf Korner served as our Chief Financial Officer from January 2018 until September 2021. The figures within this table related to 2021 compensation reflect the period in which Mr. Korner remained employed by us through his resignation date.

Narrative to Summary Compensation Table

Base Salary. In 2021, we paid salaries of $418,437 to Mr. Tenenbaum, $329,600 to Mr. Fernandes, $257,500 to Mr. Shah, $257,500 to Mr. Dekker and $203,508 to Mr. Korner. In 2020, we paid salaries of $508,627 to Mr. Tenenbaum, $331,254 to Mr. Fernandes, $254,469 to Mr. Shah, $254,781 to Mr. Dekker and $279,729 to Mr. Korner. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all of our employees, including our executive officers. Our compensation committee will review the salaries of our executives annually at the beginning of each calendar year and recommend to our Board changes in salaries based primarily on changes in job responsibilities, experience, individual performance and comparative market data.

Bonus Compensation. Our named executive officers are expected to be eligible to receive an annual bonus award in accordance with the management incentive program then in effect with respect to such executive officer and based on an annualized target of base salary, as specified in their respective employment agreements, if applicable. Our named executive officers are also expected to be eligible for performance-based annual bonus awards based on metrics to be determined by our Board, in consultation with the executive officer, and our Board will determine the extent to which the metrics have been satisfied and the amount of the annual bonus, if any. The performance-based bonuses are designed to motivate our employees to achieve annual goals based on our strategic, financial and operating performance objectives.

With respect to 2021 performance, the compensation committee approved total bonus compensation, with a value of $131,840 to Mr. Fernandes, $103,000 to Mr. Shah, and $103,000 to Mr. Dekker.

With respect to 2020 performance, the compensation committee awarded total bonus compensation, with a value of $300,000 to Mr. Tenenbaum, $128,000 to Mr. Fernandes, $100,000 to Mr. Shah, $100,000 to Mr. Dekker, and $110,000 to Mr. Korner.

Long-Term Equity Based Incentive Awards. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our named executive officers to remain in our employment during the vesting period. Accordingly, our compensation committee and Board periodically review the equity incentive compensation of our named executive officers and from time to time may grant additional equity incentive awards to them in the form of stock options or restricted share awards.

Grants of Plan Based Awards

There were no grants of equity awards made during the fiscal year ended December 31, 2021 to any of our executive officers named in the Summary Compensation Table.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2021:

	Option Awards
	Number of Securities		Number of Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option	Option
Name and	Options		Options		Exercise	Expiration
Principal Position	Exercisable (#)		Unexercisable (#)		Price ($)	Date
Peter Fernandes	318		—		124.05	02/25/2023
Principal Executive Officer	666		—		123.00	05/17/2025
Chief Regulatory, Safety and Quality Officer	2,000		—		7.35	12/06/2026
	6,250		416	(2)	30.45	01/12/2028
	6,875		2,290	(3)	13.65	11/20/2028
	572		260	(4)	13.20	01/02/2029
	6,582		5,117	(5)	7.50	09/26/2029
Fabian Tenenbaum	8,666	(1)	—		34.50	03/01/2026
Former Chief Executive Officer	31,075	(1)	—		14.70	11/11/2026
	69,503	(1)	—		7.35	12/06/2026
	34,374	(1)	—		30.45	01/12/2028
	68,178	(1)	—		13.65	11/20/2028
	573	(1)	—		13.20	01/02/2029
	58,400	(1)	—		7.50	09/26/2029
Parag Shah	266		—		199.20	06/20/2024
Vice President of Business Operations	133		—		180.00	02/13/2025
	291		—		153.30	03/12/2025
	2,000		—		7.35	12/06/2026
	5,000		333	(2)	30.45	01/12/2028
	6,876		2,289	(3)	13.65	11/20/2028
	572		260	(4)	13.20	01/02/2029
	6,583		5,117	(5)	7.50	09/26/2029
Martin Dekker	532		—		180.00	02/13/2025
Vice President of Engineering and Manufacturing	1,666		—		7.35	12/07/2026
	5,000		333	(2)	30.45	01/12/2028
	6,876		2,290	(3)	13.65	11/20/2028
	572		260	(4)	13.20	01/02/2029
	6,582		5,117	(5)	7.50	09/26/2029
Assaf Korner	—		—		—	—
Former Chief Financial Officer and Secretary

(1)	Effective October 24, 2021, the effective date of Mr. Tenenbaum’s resignation, all unvested options expired immediately. The remaining vested options expired on January 22, 2022 as they were not exercised within 90 days of the effective date of Mr. Tenenbaum’s resignation from the Company.

(2)	This option vested as to 25% of the underlying shares on January 12, 2019, and vests as to an additional 6.25% of the underlying shares quarterly thereafter through January 12, 2022.
(3)	This option vested as to 6.25% of the underlying shares on February 20, 2019, and vests as to an additional 6.25% of the underlying shares quarterly thereafter through November 20, 2022.
(4)	This option vested as to 6.25% of the underlying shares on April 2, 2019, and vests as to an additional 6.25% of the underlying shares quarterly thereafter through January 2, 2023.
(5)	This option vested as to 6.25% of the underlying shares on December 26, 2019, and vests as to an additional 6.25% of the underlying shares quarterly thereafter through September 26, 2023.

Employment Agreements with Our Named Executive Officers

Agreement with Mr. Tenenbaum

On November 11, 2016, we entered into an employment agreement with Mr. Tenenbaum in connection with his continuing employment as our Chief Executive Officer. The agreement provides that Mr. Tenenbaum is employed at will, and either we or Mr. Tenenbaum may terminate the employment relationship for any reason, at any time. Mr. Tenenbaum is required to give us at least 30 days’ prior notice if he elects to terminate his employment other than for Good Reason (as defined in the employment agreement). Mr. Tenenbaum was entitled to a base salary of $375,000, which was increased to $400,000 effective January 1, 2018 and to $500,000 in October 1, 2019, subject to annual review by the Board or Compensation Committee. Following the end of each calendar year, Mr. Tenenbaum is eligible to receive an annual bonus for such calendar year in accordance with the terms of our management incentive program, calculated as a percentage of his annual base salary. As of the date of this proxy statement, Mr. Tenenbaum’s target bonus percentage of 60% was approved by the compensation committee, with a value of $300,000 to Mr. Tenenbaum. The employment agreement provides 100% accelerated vesting of Mr. Tenenbaum’s stock option grant made in connection with his employment agreement, in the event of a Change in Control (as defined in the employment agreement) or in the event that the Company terminates Mr. Tenenbaum’s employment without Cause (as defined in the employment agreement) following the vesting of the first installment.

If we terminate Mr. Tenenbaum’s employment without Cause (as defined in the employment agreement) or if Mr. Tenenbaum terminates his employment with us for Good Reason (as defined in the employment agreement) within twelve months following a change in control (as defined in the employment agreement), Mr. Tenenbaum is entitled to receive, subject to his continued compliance with the restrictive covenants of the agreement and his execution and nonrevocation of a general release of claims against us: (1) for a period of twelve months following his termination of employment monthly severance pay in an amount equal to his base salary rate; (2) an annual bonus at the target level in cash or equity or any combination thereof; and (3) continued coverage, under our medical, dental and vision benefit plans at active employee rates for twelve months following the date of termination.

Mr. Tenenbaum is subject to confidentiality, work product assignment, non-competition and non-solicitation obligations pursuant to the terms of his employment agreement.

Mr. Tenenbaum resigned as Chief Executive Officer and as a director, effective October 24, 2021.

Agreement with Mr. Fernandes

In April 2015, we entered into an offer letter with Mr. Fernandes in connection with the commencement of his employment with us. The letter provides that Mr. Fernandes is employed at will, and either we or Mr. Fernandes may terminate the employment relationship for any reason, at any time. The letter provides that Mr. Fernandes is entitled to a $320,000 base salary, subject to annual review by the Company. Following the end of each calendar year, Mr. Fernandes is eligible to receive an annual bonus for such calendar year in accordance with the terms of our management incentive program, calculated as a percentage of his annual base salary. As of the date of this proxy statement, Mr. Fernandes’ target bonus percentage is 40%. With respect to 2021 performance, the compensation committee approved total bonus compensation, with a value of $131,840 to Mr. Fernandes.

Agreement with Mr. Korner

In January 2018, we entered into an offer letter with Mr. Korner in connection with the commencement of his employment with us. The letter provides that Mr. Korner is employed at will, and either we or Mr. Korner may terminate the employment relationship for any reason, at any time. The letter provides that Mr. Korner is entitled to a $265,000 base salary, which was increased to $275,000 effective July 1, 2019, subject to annual review by the Company. Following the end of each calendar year, Mr. Korner is eligible to receive an annual bonus for such calendar year in accordance with the terms of our management incentive program, calculated as a percentage of her annual base salary. As of the date of this proxy statement, Mr. Korner’s target bonus percentage is 40%. With respect to 2020 performance, the compensation committee approved total bonus compensation, with a value of $110,000 to Mr. Korner. If we terminate Mr. Korner’s employment without Cause (as defined in the employment agreement), Mr. Korner is entitled to receive, subject to his continued compliance with the restrictive covenants of the agreement and his execution and nonrevocation of a general release of claims against us: (1) for a period of six months following his termination of employment monthly severance pay in an amount equal to his base salary rate; and (2) continued coverage, under our medical, dental and vision benefit plans at active employee rates for six months following the date of termination. If we terminate Mr. Korner’s employment within 60 days following a change in control (as defined in the employment agreement), Mr. Korner is entitled to receive, subject to his continued compliance with the restrictive covenants of the agreement and his execution and nonrevocation of a general release of claims against us: (1) for a period of twelve months following his termination of employment monthly severance pay in an amount equal to his base salary rate; and (2) continued coverage, under our medical, dental and vision benefit plans at active employee rates for twelve months following the date of termination.

Mr. Korner resigned as Chief Financial Officer, effective September 10, 2021.

Stock Option and Other Compensation Plans

The four equity incentive plans described in this section are (i) the assumed 2007 Ikaria stock option plan, which we refer to as the 2007 Ikaria plan, (ii) the assumed Ikaria 2010 long term incentive plan, which we refer to as the 2010 Ikaria plan, (iii) our 2014 equity incentive plan and (iv) our 2015 equity incentive plan. Following the effectiveness of the registration statement for our Initial Public Offering (“IPO”), we have been granting awards to eligible participants only under the 2015 equity incentive plan.

Assumed 2007 Ikaria Plan

The 2007 Ikaria plan was adopted by Ikaria in March 2007, and we assumed the terms of the 2007 Ikaria plan in connection with our spin-out from Ikaria, Inc., or Ikaria (the “Spin-Out”). Stock options granted under the 2007 Ikaria plan have a contractual life of ten years. Pursuant to the terms of the 2007 Ikaria plan, in the event of a liquidation or dissolution of our company, each outstanding option under the 2007 Ikaria plan will terminate immediately prior to the consummation of the action, unless the administrator determines otherwise. In the event of a merger or other reorganization event, each outstanding option will be assumed or an equivalent option or right will be substituted by the successor entity, unless such successor entity does not agree to assume the award or to substitute an equivalent option or right in which case such option will terminate upon the consummation of the merger or reorganization event.

Assumed 2010 Ikaria Plan

The 2010 Ikaria plan was adopted by Ikaria in February 2010 and amended and restated in May 2010, and we assumed the terms of the 2010 Ikaria plan in connection with the Spin-Out. Pursuant to the terms of the 2010 Ikaria plan, upon our liquidation, dissolution, merger or consolidation, except as otherwise provided in an applicable option or award agreement, each option or award will be (i) treated as provided in the agreement related to the transaction, or (ii) if not so provided in such agreement, each holder of an option or award will be entitled to receive, in respect of each share subject to outstanding options or awards, the same number of stock, securities, cash, property or other consideration that he or she would have received had he or she exercised such options or awards prior to the transaction. The stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the options and awards prior to any such transaction. If the consideration paid or distributed is not entirely shares of common stock of the acquiring or resulting corporation, the treatment of outstanding options and stock appreciation rights may include the cancellation of outstanding options and stock appreciation rights upon consummation of the transaction as long as the holders of affected options and stock appreciation rights, at the election of the compensation committee, either:

●	have been given a period of at least 15 days prior to the date of the consummation of the transaction to exercise the options or stock appreciation rights (whether or not they were otherwise exercisable); or
●	are paid (in cash or cash equivalents) in respect of each share covered by the option or stock appreciation right being canceled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the transaction (the value of any non-cash consideration to be determined by the compensation committee in its sole discretion) over the exercise price of the option or stock appreciation right.

2014 Equity Incentive Plan

In June 2014, our Board adopted, and our stockholders approved, the 2014 equity incentive plan. The 2014 equity incentive plan is administered by our Board or by a committee appointed by our Board. The 2014 equity incentive plan provided for the grant of options. Following the effectiveness of our registration statement filed in connection with our IPO, no options may be granted under the 2014 Plan.

Our employees, officers, directors, consultants and advisors were eligible to receive awards under the 2014 equity incentive plan.

Awards under the 2014 equity incentive plan are subject to adjustment in the event of a split, reverse split, dividend, recapitalization, combination or reclassification of our common stock, spin-off or other similar change in our capitalization or event or any dividend or distribution to holders of our common stock other than an ordinary cash dividend.

Upon a merger or other reorganization event (as defined in the 2014 equity incentive plan), our Board may, in its sole discretion, take any one or more of the following actions pursuant to the 2014 equity incentive plan, as to some or all outstanding options:

●	provide that all outstanding options will be assumed, or substantially equivalent awards shall be substituted, by the acquiring or successor corporation or an affiliate thereof;
●	upon written notice to a participant, provide that the participant’s unvested and/or unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
●	provide that outstanding options will become exercisable, realizable or deliverable, or restrictions applicable to an option will lapse, in whole or in part, prior to or upon the reorganization event;
●	in the event of a reorganization event pursuant to which holders of shares of non-voting common stock will receive a cash payment for each share of non-voting common stock surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each option held by the participant equal to (1) the number of shares of non-voting common stock subject to the vested portion of the option, after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event, multiplied by (2) the excess, if any, of the cash payment for each share of non-voting common stock surrendered in the reorganization event over the exercise price of such option and any applicable tax withholdings, in exchange for the termination of such option; and
●	provide that, in connection with a liquidation or dissolution, options convert into the right to receive liquidation proceeds.

At any time, our Board may, in its sole discretion, provide that any award under the 2014 equity incentive plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

Our Board may amend, suspend or terminate the 2014 equity incentive plan at any time, except that stockholder approval will be required to comply with applicable law or stock market requirements.

2015 Equity Incentive Plan

In January 2015, our Board adopted, and in February 2015, our stockholders approved, the 2015 equity incentive plan (as subsequently amended and restated, the “2015 Plan”), which became effective immediately prior to the effectiveness of the registration statement for our IPO. The 2015 Plan provides for the grant of incentive stock options, nonstatutory stock options, share appreciation rights, restricted share awards, restricted share unit awards and other share-based awards. Upon the effectiveness of the 2015 Plan, the number of shares of our common stock that were reserved for issuance under the 2015 Plan was equal to the sum of (1) 29,972 plus (2) the number of shares (up to 37,356 shares) equal to the sum of the number of shares of our common stock available for issuance under the 2014 equity incentive plan immediately prior to the effectiveness of the registration statement for our IPO and the number of shares of our common stock subject to outstanding awards under the 2014 equity incentive plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right plus (3) an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2016 and continuing until, and including, the fiscal year ending December 31, 2025, equal to the least of (i) 53,223 shares of our common stock, (ii) a number equal to the difference between 5% of the number of shares of our common stock outstanding on the first day of the fiscal year (treating all shares of our common stock issuable upon the exercise of outstanding options and upon the conversion of outstanding shares of preferred stock, warrants or other securities convertible into shares of our common stock as outstanding for this purpose) and the number of shares of our common stock available for grant under the 2015 Plan on the first day of the fiscal year and (iii) an amount determined by our Board.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2015 Plan. However, incentive stock options may only be granted to our employees.

Pursuant to the terms of the 2015 Plan, our Board (or a committee delegated by our Board) administers the plan and, subject to any limitations in the plan, selects the recipients of awards and determines:

●	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;
●	the type of options to be granted;
●	the duration of options, which may not be in excess of ten years;
●	the exercise price of options, which must be at least equal to the fair market value of our common stock on the date of grant;
●	the methods of payment of the exercise of options; and
●	the number of shares of our common stock subject to and the terms of any share appreciation rights, restricted share awards, restricted share units or other share-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price (though the measurement price of share appreciation rights must be at least equal to the fair market value of our common stock on the date of grant and the duration of such awards may not be in excess of ten years).

If our Board delegates authority to an officer to grant awards under the 2015 Plan, the officer will have the power to make awards to all of our officers, except executive officers. Our Board will fix the terms of the awards to be granted by such officer, including the exercise price of such awards (which may include a formula by which the exercise will be determined), and the maximum number of shares subject to awards that such officer may make.

Upon a merger or other reorganization event, our Board may, except to the extent specifically provided otherwise in an award or other agreement between us and the plan participant, take any one or more of the following actions pursuant to the 2015 Plan as to some or all outstanding awards other than restricted shares:

●	provide that all outstanding awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
●	upon written notice to a participant, provide that all of the participant’s unvested and/or unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period;
●	provide that outstanding awards shall become exercisable, realizable or deliverable, or restrictions applicable to an award shall lapse, in whole or in part, prior to or upon such reorganization event;
●	in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants with respect to each award held by a participant equal to (1) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (2) the excess, if any, of the cash payment for each share surrendered in the reorganization event over the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award;
●	provide that, in connection with a liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and/or
●	any combination of the foregoing.

Our Board does not need to take the same action with respect to all awards, all awards held by a participant or all awards of the same type.

In the case of certain restricted share units, no assumption or substitution is permitted, and the restricted share units will instead be settled in accordance with the terms of the applicable restricted share unit agreement.

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights with respect to outstanding restricted share awards will continue for the benefit of the successor company and will, unless the Board may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted or exchanged pursuant to the reorganization event, provided that our Board may provide for the termination or deemed satisfaction of such repurchase or other rights under the applicable award agreement or any other agreement between the participant and us. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all restrictions and conditions on each outstanding restricted share award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted share award or in any other agreement between the participant and us.

At any time, our Board may, in its sole discretion, provide that any award under the 2015 Plan will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

No award may be granted under the 2015 Plan on or after February 12, 2025. Our Board may amend, suspend or terminate the 2015 Plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.

On March 10, 2017, the Board approved our Amended and Restated 2015 Equity Incentive Plan, which became effective upon approval by our stockholders at the 2017 annual meeting, to increase the number of shares authorized for issuance of awards under the 2015 Plan to 333,333 shares of common stock and increase the maximum number of shares available under the annual increase from 53,223 shares to 200,000 shares. On May 14, 2019, the Company’s stockholders approved an additional amendment to the 2015 Plan to increase the aggregate number of shares reserved for issuance under the 2015 plan from 333,333 to 833,333.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $19,500 in 2021 plus an additional $6,500 for employees 50 years of age or older as of December 31, 2021 and eligible for catch-up contributions, and have the amount of the reduction contributed to the 401(k) plan.

Limitations on Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

●	for any breach of the director’s duty of loyalty to us or our stockholders;
●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
●	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

In addition, we have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify each such director or officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or officers.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may adopt, amend or terminate a plan when not in possession of material, non-public information. In addition, our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Director Compensation

Since December 7, 2016, our director compensation policy consisted of the following:

●	each non-employee director will receive, on an annual basis, a cash retainer of $35,000;
●	each non-employee director who serves on the Audit Committee will receive a cash retainer of $7,500 per year ($15,000 for the chair);
●	each non-employee director who serves on the Compensation Committee will receive a cash retainer of $5,000 per year ($10,000 for the chair);
●	each non-employee director who serves on the Nominating and Corporate Governance Committee will receive a cash retainer of $5,000 ($7,500 for the chair); and
●	each non-employee director upon initial election to the Board will receive a one-time award of an option to purchase 25,000 shares of common stock, which option shall vest in three equal annual installments.
●	On March 22, 2018, the Compensation Committee approved an increase in the compensation paid to the chairman of the Board to $200,000 per year, to be paid in an annual grant of restricted shares of common stock.
●	On April 3, 2018, the Compensation Committee approved an annual award of an option to purchase shares of common stock equal to $60,000 for each non-employee director.
●	On September 25, 2019, the Compensation Committee approved an annual award of an option to purchase shares of common stock equal in dilution to the 2018 annual grant. The annual award value for grant was equal to $16,324 for each non-employee director.
●	On September 10, 2020, the Compensation Committee approved an annual award of an option to purchase shares of common stock equal to $60,000 for each non-employee director.
●	In addition, we will continue to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Fabian Tenenbaum, one of our former directors and our former Chief Executive Officer did not receive any additional compensation for his service as a director. The compensation that we paid to Mr. Tenenbaum for his service as our former Chief Executive Officer is discussed in the “Executive Compensation” section of this proxy statement.

On December 7, 2016, the Board approved a change in director compensation under which payment of fees for each non-employee director will be provided in the form of cash or restricted shares of common stock.

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2021 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on our Board:

	Cash	Stock Awards		Option Awards	Total
Name	Payment	($)(1)		($)(1)	($)
Naseem Amin	26,935	121,000	(2)	23,834	171,769
Scott P. Bruder	45,000	—		59,998	104,998
Mary Ann Cloyd	55,625	—		59,998	115,623
Ted Wang	35,000	—		59,998	94,998
Crispin Teufel	52,500	—		59,998	112,498

(1)	The amounts reported above reflect the aggregate fair value of stock-based compensation awarded during the year computed in accordance with the provisions of FASB ASC Topic 718. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, regarding assumptions underlying the valuation of equity awards.
(2)	The amount reported above is comprised of 39,032 restricted stock awards (RSAs) fully vested and outstanding as of December 31, 2021.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2021.

Number of securities
			Weighted-average	remaining available for
	Number of securities		exercise price of	future issuance under
	to be issued upon exercise		outstanding	equity compensation plans
	of outstanding options,		options, warrants	(excluding securities
Plan category	warrants and rights		and rights	reflected in column(a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	618,447	(1)	$13.48	661,346	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	618,447		$13.48	661,346

(1)	Consists of stock options outstanding as of December 31, 2021 under the 2007 Ikaria plan, 2010 Ikaria plan, 2014 equity incentive plan and the 2015 Plan.
(2)	Consists of shares of common stock authorized under the 2015 Plan and under the 2014 equity incentive plan that remained available for grant under future awards as of December 31, 2021. In January 2015, in connection with our IPO, our Board determined that we would not grant any further stock options under our 2014 equity incentive plan following the effectiveness of the registration statement for our IPO, which occurred in February 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.bellerophon.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2021, the Audit Committee took the following actions:

●	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management and KPMG LLP, our independent registered public accounting firm;
●	Discussed with KPMG LLP the matters required to be discussed in accordance with Auditing Standard No. 1301- Communications with Audit Committees; and
●	Received written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the Audit Committee, and the Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Members of the Bellerophon Therapeutics, Inc. Audit Committee
Mary Ann Cloyd (Chairperson), Naseem Amin and Crispin Teufel

DELINQUENT SECTION 16(a) REPORTS

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions.

The following is a description of our related person transactions since January 1, 2020 to which we have been a party. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and officers. See “Executive Officer and Director Compensation-Limitations on Liability and Indemnification” for additional information regarding these agreements.

Participation in Registered Direct Offering

On May 18, 2020, we entered into a subscription agreement with an institutional investor affiliated with Theodore Wang, a member of our board of directors, relating to the purchase of 1,153,846 shares of our common stock.

Agreement for Consulting Fees

On May 22, 2020, the Company completed the sale of 3,365,384 shares of our common stock in a public offering and concurrent registered direct offering including a full exercise of an option to purchase additional shares at a price of $13.00 per share, resulting in net proceeds of approximately $40.6 million, after deducting agent fees of $2.9 million and offering costs of $0.3 million. The agent fees included a financial advisory fee of $0.9 million to Angel Pond Capital LLC, a registered broker-dealer (“Angel Pond”) and a company affiliated with Theodore Wang, a member of our board of directors.

Advisory Agreement for the Chinese Market

In July 2020, the Company entered into an advisory agreement with Angel Pond, pursuant to which Angel Pond will provide the Company with advisory and other support services in China through the date that is six months from the effective date of the Angel Pond Agreement, on the payment terms described in the Angel Pond Agreement. To date, the Company did not make any payments to Angel Pond with connection of this advisory agreement.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

On March 17, 2022, our Board nominated Mary Ann Cloyd and Crispin Teufel for election at the annual meeting. Our Board currently consists of five members, classified into three classes as follows: (1) Mary Ann Cloyd and Crispin Teufel constitute a class with a term ending at the 2022 annual meeting; (2) Scott Bruder, Naseem Amin and Ted Wang constitute a class with a term ending at the 2023 annual meeting and (3) no directors currently constitute a class with a term ending at the 2024 annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

On March 17, 2022, our Board accepted the recommendation of the Nominating and Corporate Governance Committee and voted to nominate Mary Ann Cloyd and Crispin Teufel for election at the annual meeting for a term of three years to serve until the 2025 annual meeting of stockholders, and until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal.

Unless authority to vote for either of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as director of Mary Ann Cloyd and Crispin Teufel. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted for the nominee at the annual meeting is required to elect the nominees as a director.

THE BOARD RECOMMENDS THE ELECTION OF MARY ANN CLOYD AND CRISPIN TEUFEL AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2)

The Audit Committee has appointed KPMG LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2022. The Board proposes that the stockholders ratify this appointment. KPMG LLP audited our financial statements for the fiscal year ended December 31, 2021. We expect that representatives of KPMG LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint KPMG LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with KPMG LLP, and concluded that KPMG LLP has no relationship with the Company that would impair its independence for the fiscal year ending December 31, 2022.

The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm, for professional services rendered for the audit of our fiscal 2021 and 2020 consolidated financial statements and the fees billed to us for other services for each of the last two fiscal years.

Fee Category	2021	2020
Audit Fees (1)	$457,500	$500,000
Audit-Related Fees	—	—
All Other Fees	—	—
Total Fees	$457,500	$500,000

(1)	Audit fees for 2021 include $82,500 for services associated with Registration Statements on Form S-3 and Form S-8 and related consents as well as $375,000 for the 2021 audit. Audit fees for 2020 include $155,000 for services associated with Registration Statements on Form S-3 and related consents as well as $345,000 for the 2020 audit.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
2.Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3.Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice. The Company generally does not request such services from our independent registered public accounting firm.

4.Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT

(PROPOSAL NO. 3)

We are seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended, on the approval of the compensation of our named executive officers, the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on our Compensation committee or our Board of Directors. However, the Compensation Committee and our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. We have determined to hold an advisory vote to approve the compensation of our named executive officers annually, and the next such advisory vote will occur at the 2023 Annual Meeting of Stockholders.

Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the “Executive Compensation” section of this proxy statement for additional details about our executive compensation, including information about the fiscal year 2021 compensation of our named executive officers.

In accordance with the rules of the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2022 annual meeting:

“RESOLVED, that the compensation paid to the named executive officers of Bellerophon Therapeutics, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory basis, this resolution.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of business conduct and ethics is posted on our website at www.bellerophon.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market.

OTHER MATTERS

The Board knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2023 annual meeting of stockholders, we must receive stockholder proposals not less than 90 days nor more than 120 days prior to the first anniversary of the 2022 annual meeting.

Proposals that are not received in a timely manner will not be voted on at the 2023 annual meeting of stockholders. If a proposal is received on time, the proxies that management solicits for the annual meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, Bellerophon Therapeutics, Inc., 184 Liberty Corner Road, Suite 302, Warren, NJ, 07059.

Warren, NJ

April 19, 2022

Appendix A

Bellerophon THERAPEUTICS

VOTE

C123456789

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00am, Eastern Time, on June 1, 2022.

Online
Go to **www.envisionreports.com/BLPH** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BLPH

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2022 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Mary Ann Cloyd	☐	☐	02 - Crispin Teufel	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 5 4 0 9 2 8

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03MQAB

2022 Annual Meeting Admission Ticket

2022 Annual Meeting of
Bellerophon Therapeutics, Inc. Shareholders

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/BLPH

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BLPH

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Bellerophon Therapeutics, Inc.

Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 1, 2022

Peter Fernandes and Nicholas Laccona, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bellerophon Therapeutics, Inc. to be held on June 1, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the director nominee to the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.